GREENLITE VENTURES INC.
810 Peace Portal Drive, Suite 201
Blaine, Washington 98230

GREENLITE ANNOUNCES APPOINTMENT OF BRYAN G. CRANE

Blaine, WA – April 5, 2012 (OTCBB: GLTV) Greenlite Ventures Inc. (“Greenlite”) announced today that Mr. Bryan G. Crane has been appointed as Vice President and a Director of the Company. Mr. Crane is the principal of BlueWater Advisory Group, LLC, a company that specializes in capital-raising and investor awareness for emerging growth public companies in the green tech and eCommerce sectors.

Mr. Crane is also the Managing Director and Principal of Jetoffsets, Inc., a company that provides carbon offsets to the aviation community.

Greenlite’s President, Howard Thomson, stated, “Mr. Crane’s successful background both in corporate finance and carbon offset sales makes him the ideal candidate to assist the Company in completing its acquisition of German carbon trading company, Advantag AG, and obtaining the financing necessary for closing of the acquisition.”

Under the terms of an agreement with BlueWater Advisory Group and Mr. Crane, the Company will issue 500,000 restricted shares of common stock to BlueWater Advisory Group and pay a management fee of $2,000 per month in consideration of BlueWater providing the services of Mr. Crane as a director and officer of the Company. In addition, Mr. Crane has been granted 400,000 options exercisable at $0.11 per share for a period of two years.

About Greenlite

Greenlite is a carbon offsets marketing company. We market carbon offsets through our website to voluntary markets where no verification is required. Greenlite has the exclusive agreement to sell offsets generated by United Nature. United Nature owns and manages sustainable teak plantations and invests in buying rainforest for reforestation. Their projects are located in Darien Province, Panama. Greenlite’s longer term plan is to market and sell verified Deforestation and Degradation (REDD) carbon offsets from global restoration projects. Our focus is on reforestation, ideally with producers, similar to United Nature who provide work opportunities and benefits to the indigenous people. Greenlite’s longer term plans also include seeking to join carbon exchanges and marketing other forms of verified carbon credits. In that regard, Greenlite has entered into a letter of intent for the acquisition of Advantag AG, a German based company which is engaged in the business of marketing and trading carbon credits and is a member of a number of European carbon exchanges, including the Carbon Trade Exchange London / Melbourne (a leading exchange for sale of voluntary credits), the Green Market Exchange of the Bavarian Exchange in Munich, Climex in the Netherlands and the KBB Bratislava.

Greenlite’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: GLTV).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. There is no assurance that the appointment of Mr. Crane will result in the Company obtaining financing or completing the proposed acquisition of Advantag AG. There are no assurances that the business combination with Advantag will result in sales or increased sales of carbon offsets by Greenlite. Greenlite has recently commenced to market carbon offsets through its website and there is no assurance that such marketing efforts will be successful.

Contact:
Bryan G. Crane, Vice President
Tel: (805) 294-3723
E-mail: bcrane@BWadvisory.com
Email: Info@greenlitecarboncredits.com